Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell Vice Chairman, President and Chief Financial Officer (650) 234-6000

ROBERT HALF INTERNATIONAL INC. REPORTS REVENUES AND EARNINGS

FOR THE SECOND QUARTER OF 2004

MENLO PARK, California, July 22, 2004 — Robert Half International Inc. (NYSE symbol: RHI) today reported revenues and earnings for the second quarter ended June 30, 2004.

For the quarter ended June 30, 2004, net income was $32.4 million or $.18 per share, on revenues of $641.2 million. Net income for the prior year’s second quarter was $0.1 million or $.00 per share, on revenues of $483.0 million. The $.18 income per share reported for the second quarter of 2004 includes $.04 income per share for the company’s Protiviti® subsidiary.

For the six months ended June 30, 2004, net income was $47.9 million or $.27 per share, on revenues of $1.2 billion. For the six months ended June 30, 2003, net loss was $3.3 million or $.02 per share, on revenues of $956.2 million.

“We were pleased with our financial results for the second quarter of 2004,” said Harold M. Messmer, Jr., chairman and CEO of Robert Half International Inc. “Companywide revenues rose 33 percent year over year and 12 percent sequentially as a result of increased demand within each of our professional areas of specialization. Income per share increased 18 cents from the prior year.

“Our staffing operations generated significantly higher income, aided by revenue growth, expanded gross margin and better leverage of fixed operating costs,” Messmer said. He added, “Staffing operating margin reached its highest level in more than three years.

“Our Protiviti subsidiary continues to experience robust demand for its services, reinforcing its position as a leading international provider of risk management and internal audit expertise,” Messmer said. “Protiviti reported significantly higher revenues during the quarter and earnings reached record levels.” Protiviti’s suite of risk consulting services includes co-sourced and outsourced internal audit, Sarbanes-Oxley Section 404 compliance, information technology (IT) audit and IT security, among other areas.

Robert Half International management will conduct a conference call today at 5 p.m. EDT to discuss the quarterly financial results. The dial-in number is 888-730-9135 (+1-517-319-9283 outside the United States) and the passcode is “Robert Half International.” A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on July 28, 2004. The dial-in number for the replay is 800-867-1930 (+1-402-280-1684 outside the United States). The conference call will also be archived in audio format on the company’s website at www.rhi.com.

Founded in 1948, Robert Half International Inc. (RHI) is the world’s first and largest specialized staffing firm. RHI is a recognized leader in professional staffing and consulting services and is the parent company of Protiviti (www.protiviti.com), a leading independent internal audit and risk consulting firm.

The company’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel;

Robert Half® Technology, for information technology professionals; Robert Half® Legal, for legal personnel; and The Creative Group®, for advertising, marketing and web design professionals. RHI serves its clients and candidates through more than 325 offices worldwide and through online job search services at its divisional websites, all of which can be accessed at www.rhi.com.

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of qualified candidates for temporary employment or the company’s ability to attract qualified candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; and whether governments will impose additional regulations or licensing requirements on personnel services businesses in particular or on employer/employee relationships in general.

With respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; significant costs and diversion of management time could be incurred in integrating key personnel into Protiviti; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and we could become involved in litigation relating to prior or current transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.

A copy of this press release is available at www.rhi.com.

ATTACHED:	Summary of Operations

Supplemental Financial Information

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net service revenues	$641,230	$482,962	$1,213,512	$956,190
Direct costs of services	386,598	305,587	742,853	609,163

Gross margin	254,632	177,375	470,659	347,027

Selling, general and administrative expenses	198,977	175,002	390,108	347,910
Amortization of intangible assets	738	2,759	827	5,534
Interest income	(744)	(590)	(1,378)	(1,371)

Income (loss) before income taxes	55,661	204	81,102	(5,046)
Provision (benefit) for income taxes	23,220	70	33,245	(1,741)

Net income (loss)	$32,441	$134	$47,857	$(3,305)

Diluted net income (loss) per share	$.18	$.00	$.27	$(.02)

Shares:
Basic	169,785	168,597	169,548	168,475
Diluted	176,889	171,839	175,965	168,475

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
REVENUES:
Accountemps	$243,027	$202,327	$471,176	$406,624
OfficeTeam	145,626	124,601	277,129	245,188
Robert Half Technology	65,447	50,947	124,761	101,696
Robert Half Management Resources	79,372	50,432	150,120	101,579
Robert Half Finance & Accounting	34,309	23,991	63,167	46,331
Protiviti	73,449	30,664	127,159	54,772

Total	$641,230	$482,962	$1,213,512	$956,190

GROSS MARGIN:
Temporary and consultant staffing	$192,154	$150,825	$363,318	$299,487
Permanent placement staffing	34,309	23,991	63,167	46,331
Risk consulting and internal audit services	28,169	2,559	44,174	1,209

Total	$254,632	$177,375	$470,659	$347,027

OPERATING INCOME (LOSS):
Temporary and consultant staffing	$37,230	$9,824	$56,229	$18,415
Permanent placement staffing	5,583	1,357	8,256	728
Risk consulting and internal audit services	12,842	(8,808)	16,066	(20,026)

Total	$55,655	$2,373	$80,551	$(883)

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$738	$2,759	$827	$5,534
Depreciation expense	$11,529	$13,741	$24,642	$27,503
Capital expenditures	$4,599	$8,601	$13,200	$19,611
Open market repurchases of common stock (shares)	0	167	919	1,159

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	June 30,
	2004	2003
	(Unaudited)
SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$419,507	$317,674
Accounts receivable, less allowances	$321,724	$228,433
Total assets	$1,093,081	$950,318
Current liabilities	$255,136	$201,778
Notes payable and other indebtedness, less current portion	$2,305	$2,379
Total stockholders’ equity	$835,640	$745,498